Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Clear Secure, Inc. (the “Company,” “we,” “us,” and “our”) is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized form, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and amended and restated by-laws, which have been publicly filed with the Securities and Exchange Commission (“SEC”). The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.

Our amended and restated certificate of incorporation (“certificate of incorporation”) authorizes 1,000,000,000 shares of Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), 100,000,000 shares of Class B common stock, par value $0.00001 per share (the “Class B Common Stock”), 200,000,000 shares of Class C common stock, par value $0.00001 per share (the “Class C Common Stock”), 100,000,000 shares of Class D common stock, par value $0.00001 per share (the “Class D Common Stock”, and 10,000,000 shares of preferred stock, par value $0.00001 per share.

Our Class A Common Stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and is listed on the New York Stock Exchange under the ticker symbol “YOU.”

Common Stock

Voting

The holders of our Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except (i) as required by applicable law or (ii) any amendment (including by merger, consolidation, reorganization or similar event) to our certificate of incorporation that would affect the rights of the Class A Common Stock and the Class C Common Stock in a manner that is disproportionately adverse as compared to the Class B Common Stock or Class D Common Stock, or vice versa, in which case the holders of Class A Common Stock and Class C Common Stock or the holders of Class B Common Stock and Class D Common Stock, as applicable, shall vote together as a class.

Holders of our Class A Common Stock and Class C Common Stock are entitled to one vote on all matters submitted to stockholders for their vote or approval. Holders of our Class B Common Stock and Class D Common Stock are entitled to 20 votes on all matters submitted to stockholders for their vote or approval.

Dividends

The holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. Under our certificate of incorporation, dividends may not be declared or paid in respect of Class B Common Stock unless they are declared or paid in the same amount in respect of Class A Common Stock, and vice versa. With respect to stock dividends, holders of Class B Common Stock must receive Class B Common Stock while holders of Class A Common Stock must receive Class A Common Stock.

The holders of our Class C Common Stock and Class D Common Stock do not have any right to receive dividends other than dividends consisting of shares of our (i) Class C Common Stock, paid proportionally with respect to each outstanding share of our Class C Common Stock, and (ii) Class D Common Stock, paid proportionally with respect to each outstanding share of our Class D Common Stock, in each case in connection with stock dividends.

Merger, Consolidation, Tender or Exchange Offer
The holders of Class B Common Stock and Class D Common Stock are not entitled to receive economic consideration for their shares in excess of that payable to the holders of Class A Common Stock and Class C Common Stock, respectively, in the event of a merger, consolidation or other business combination requiring the approval of our stockholders or a tender or exchange offer to acquire any shares of our common stock. However, in any such event involving consideration in the form of securities, the holders of Class B Common Stock and Class D Common Stock is entitled to receive securities that have no more than 20 times the voting power of any securities distributed to the holders of Class A Common Stock and Class C Common Stock.

Liquidation or Dissolution

Upon our liquidation or dissolution, the holders of our Class A Common Stock and Class B Common Stock are entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of our Class C Common Stock and Class D Common Stock have no right to receive a distribution upon a liquidation or dissolution of our company.

Conversion, Transferability and Exchange

Our certificate of incorporation provides that each share of our Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock, and each share of our Class D Common Stock is convertible at any time, at the option of the holder, into one share of Class C Common Stock. Our certificate of incorporation further provides that each share of our Class B Common Stock will automatically convert into one share of Class A Common Stock, and each share of our Class D Common Stock will automatically convert into one share of our Class C Common Stock, (i) immediately prior to any sale or other transfer of such share to a person or entity that is not a member of the permitted ownership group of Ms. Seidman-Becker, our Board Chair and Chief Executive Officer, and Mr. Cornick, our President and Chief Financial Officer (Ms. Seidman-Becker and Mr. Cornick, collectively the “Co-Founders,” and their permitted ownership group, collectively, “Founder Equityholders”), (ii) on the fifth anniversary of the consummation of our initial public offering, (iii) with respect to any shares of Class B Common Stock or Class D Common Stock held by a Co-Founder or any other person in such Co-Founder’s permitted ownership group, (a) such time as such Co-Founder is removed as a director from the board of directors with such Co-Founder’s consent, (b) upon the violation of any material non-compete or non-solicitation covenants by such Co-Founder set forth in any written agreement entered into by us and such Co-Founder on or after the filing and effectiveness of our certificate of incorporation, which violation is finally determined by a court of competent jurisdiction or (c) upon the death or disability (as defined in our certificate of incorporation) of such Co-Founder or (iv) with respect to any shares of Class B Common Stock or Class D Common Stock held by or subject to the voting control of any Co-Founder or other persons in his or her permitted ownership group, such time as the Co-Founder, together with the other persons in such Co-Founder’s permitted ownership group, cease to hold or control the vote of, in the aggregate, at least 25% of the aggregate shares of Class B Common Stock and Class D Common Stock held by or subject to the voting control of such Co-Founder’s permitted ownership group as of the consummation of our initial public offering.

Under our certificate of incorporation, the “permitted ownership group” of any Co-Founder will include (i) such Co-Founder, (ii) with respect to Ms. Seidman-Becker, Alclear Investments, LLC (“Alclear Investments”) and with respect to Mr. Cornick, Alclear Investments II, LLC (“Alclear Investments II” and together with Alclear Investments, collectively, the “Founders Post-IPO Members”) so long as such Founder Post-IPO Member is directly or indirectly controlled by such Co-Founder, (iii) a trust, family-partnership or estate-planning vehicle which is directly or indirectly controlled by such Co-Founder and the income from which may be paid only to beneficiaries who are such Co-Founder and his or her family members (which would include the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such person (including adopted persons, former spouses or former domestic partners of such person)), (iv) a corporation, partnership or limited liability company, which is directly or indirectly controlled by such Co-Founder and the other equityholders of which (if any) are only such Co-Founder, his or her family members or any of the persons described in (iii) of this definition and (v) a private foundation, organization or similar entity established by such Co-Founder and/or one or more of his or her family members and controlled (directly or indirectly) by such Co-Founder. In the case of (iii) and (iv), such entity must be established for the Co-Founder’s bona fide estate planning purposes.

Among other exceptions described in our certificate of incorporation, the Founder Equityholders are permitted to pledge shares of Class D Common Stock and/or Class B Common Stock that they hold from time to time without causing an automatic conversion to Class C Common Stock or Class A Common Stock, as applicable, provided that any pledged shares are not transferred to or registered in the name of the pledgee.

Subject to the terms of the Exchange Agreement entered into on June 29, 2021, among us, Alclear Holdings, LLC and holders of non-voting common interest units of Alclear Holdings, LLC, which we refer to as “Alclear Units” (i) the Founder Post-IPO Members may exchange their Alclear Units and corresponding shares of our Class D Common Stock (or Class C Common Stock) for, at our option, (a) shares of our Class B Common Stock (or Class A Common Stock) or (b) cash from a substantially concurrent public offering or private sale of Class A Common Stock (based on the market price of our Class A Common Stock in such public offering or private sale) and (ii) the other CLEAR Post-IPO Members may exchange their vested Alclear Units and corresponding shares of our Class C Common Stock for, at our option, (a) shares of our Class A Common Stock or (b) cash from a substantially concurrent public offering or private sale of Class A Common Stock (based on the market price of our Class A Common Stock in such public offering or private sale). Each such exchange will be on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Upon exchange, each share of our Class C Common Stock or Class D Common Stock so exchanged will be cancelled.

Other Provisions

None of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock has any pre-emptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock.

At such time as no Alclear Units remain exchangeable for shares of our Class A Common Stock, our Class C Common Stock will be cancelled. At such time as no Alclear Units remain exchangeable for shares of our Class B Common Stock, our Class D Common Stock will be cancelled.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law and our certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock, which could have a negative impact on the market price of our Class A Common Stock.

Warrants

Certain warrants of Alclear exercisable prior to our initial public offering, to the extent not exercised by the holders thereof at their discretion, were automatically exercised for Class B units of Alclear.
In addition, as part of the reorganization transactions, certain other warrants of Alclear were either, in accordance with their terms, (i) exchanged for new warrants representing the right to receive Class A Common Stock or (ii) remained at Alclear and continue to be exercisable for Alclear Units.

Certain Certificate of Incorporation, By-Law and Statutory Provisions
The provisions of our certificate of incorporation and amended and restated by-laws (“by-laws”) and of the Delaware General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A Common Stock.

Anti-Takeover Effects of Our Certificate of Incorporation and By-laws

Our certificate of incorporation and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless such takeover or change in control is approved by our board of directors.

These provisions include:

Dual Class Capital Structure. Our certificate of incorporation provides for a dual class common stock structure, which provides the Founder Post-IPO Members with the ability to collectively control the outcome of matters requiring stockholder approval, even if they beneficially own significantly less than a majority of the shares of our outstanding common stock, including the election of directors and significant corporate transactions, such as a merger or sale of substantially all of our assets.

Board. Our certificate of incorporation provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors is fixed exclusively pursuant to a resolution adopted by our board of directors; provided, that the number of directors shall not be less than three persons nor more than twenty persons. At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Removal of Directors. Our certificate of incorporation provides that, following the first date that the Co-Founders together with the other persons in their permitted ownership groups (which include the Founder Post-IPO Members), collectively beneficially own, in aggregate, less than a majority of the combined voting power of our outstanding shares of common stock entitled to vote generally in the election of directors (the “Triggering Event”), directors may only be removed with or without cause by the affirmative vote of holders of at least 66 2∕3% of the combined voting power of our outstanding shares of common stock. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal.

Vacancies. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors or our stockholders, provided that, after the occurrence of the Triggering Event, vacancies on our board of directors, whether resulting from an increase in the number of directors or the death, removal or resignation of a director, will be filled only by our board of directors and not by stockholders.

No Cumulative Voting. Under our certificate of incorporation, stockholders do not have the right to cumulative votes in the election of our directors.

Special Meetings of Stockholders. Our certificate of incorporation and by-laws provide that, subject to any special rights of the holders of any series of preferred stock, special meetings of the stockholders can only be called by the chair of the board or the chief executive officer, or by the board of directors. Except as described below, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Action by Written Consent. Our certificate of incorporation provides that stockholder action can be taken by written consent in lieu of a meeting; provided that following the occurrence of the Triggering Event, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Advance Notice Procedures. Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders and director nominations. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the by-laws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at an annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.

Amendments to Certificate of Incorporation and By-laws. The Delaware General Corporation Law generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws require a greater percentage. Our certificate of incorporation and by-laws provide that, following the Triggering Event, the affirmative vote of holders of 662∕3% of the combined voting power of our outstanding shares of common stock, is required to amend, alter, change or repeal our by-laws or specified provisions of our certificate of incorporation, including those relating to actions by written consent of stockholders, calling of special meetings of stockholders, business combinations and these vote requirements to amend our certificate of incorporation and by-laws. This requirement of a super-majority vote to approve amendments to our certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to the NYSE rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. Our certificate of incorporation provides that we will not be subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, our certificate of incorporation includes a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. Such restrictions, however, do not apply to any business combination between (i) any Co-Founder, (ii) any other person in any Co-Founder’s permitted ownership group, (iii) any Related Party of any of the foregoing or (iv) any Permitted Transferee of any of the foregoing or any Related Party of such Permitted Transferee. For purposes of this discussion, a person is a “Related Party” of another person if they are an affiliate or successor of such other person or are a “group,” or member of any such group, to which such other person is a party under Rule 13d-5 of the Exchange Act. For purposes of this discussion, a person is a “Permitted Transferee” of another person if they (A) acquire (other than in connection with a registered public offering) our voting stock from such other person or any of such other person's Related Parties and (B) are designated in writing by a Founder Post-IPO Member or its successor or assignee as a “Permitted Transferee”.

Exclusive Forum
Our certificate of incorporation requires, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or our by-laws or (iv) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine will have to be brought only in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another state court of the State of Delaware or, if no state court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware). These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal district courts of the United States have exclusive jurisdiction.

Our certificate of incorporation further provides that the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the foregoing forum selection provisions. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

The forum selection clause in our certificate of incorporation may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders.